UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 16, 2014

LIQUID HOLDINGS GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-36024	46-3252142
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Third Avenue
38th Floor
New York, NY 10022

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (212) 293-1836

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

In connection with Mr. Brian Ferdinand’s resignation as a director and employee of Liquid Holdings Group, Inc. (the “Company”) on April 18, 2014, and the related termination at that time of Mr. Ferdinand’s employment agreement (the “Employment Agreement”) with the Company, the Company entered into a two-year consulting agreement (the “Consulting Agreement”) with an entity controlled by Mr. Ferdinand, Ferdinand Trading, LLC. Pursuant to the Consulting Agreement, Ferdinand Trading makes Mr. Ferdinand available to the Company to provide the services requested of him, including assisting with business development efforts; developing strategy for product development, marketing, partnerships and mergers and acquisitions; and providing support to the sales and marketing team, including client introduction.

At the time the Company entered into the Consulting Agreement, and also in connection with Mr. Ferdinand’s resignation as a director and employee, Mr. Ferdinand and a number of entities controlled by him (collectively, the “Ferdinand Entities”) entered into a lock-up agreement with the Company on April 18, 2014 (the “Lock-up Agreement”) in respect of shares of the Company’s common stock then owned by them (5,214,647 shares of common stock as of April 18, 2014). Pursuant to the terms of the Lock-up Agreement, Mr. Ferdinand and the Ferdinand Entities agreed with the Company that, without the Company’s prior written consent and in each case subject to certain exceptions, during the period beginning on April 18, 2014 through and including April 17, 2015, they would not sell shares of the Company’s common stock owned by them.

In connection with a settlement by Mr. Ferdinand of a litigated dispute with a financial institution, he has requested that the Company release a portion of the shares covered by the Lock-up Agreement. In consideration of the release by the Company of an aggregate of 1,271,000 shares from the Lock-up Agreement (including 771,000 shares previously released), the Company and the Ferdinand Entities have entered into an amendment of the Lock-up Agreement (the “Amendment”) and into an amendment and restatement of the Consulting Agreement (the “Amended & Restated Consulting Agreement”) to provide that the duration of the Lock-up Agreement will be extended by a period of three months with respect to one-half of the Ferdinand Entities’ shares held by them as of April 17, 2015. As a result of the amendment and after giving effect to the release of the aforementioned 1,271,000 shares, the Lock-up Agreement will expire with respect to 2,230,435 shares on April 17, 2015 and with respect to an additional 2,230,436 shares on July 17, 2015. In addition to the extension of the initial lock-up period, the Amendment also provides, among other things, for selling restrictions on the sale of 375,000 shares released from the Lock-up Agreement; for Mr. Ferdinand to cause Ferdinand Capital LLC, an entity controlled by Mr. Ferdinand, to make an early repayment to the Company of an outstanding $116,000 note payable to the Company, which note payable was scheduled to mature in 2017 (the “Term Note”); and for a release from Mr. Ferdinand and the Ferdinand Entities of any claims that they might have against the Company arising out of the Lock-up Agreement. The Amended & Restated Consulting Agreement was also amended to provide, among other things, for a right of set-off in connection with the repayment of the Term Note; for quarterly payment of the fees due thereunder; and for compliance by Mr. Ferdinand and the Ferdinand Entities with additional Company policies during the remaining term of the Amended & Restated Consulting Agreement.

The above description of the material terms of the Amended & Restated Consulting Agreement and the Amendment does not purport to be complete and is qualified in its entirety by reference to Exhibits 99.1 and 99.2, respectively.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
99.1	Amended & Restated Consulting Agreement, dated as of October 16, 2014, between Ferdinand Trading LLC and Liquid Holdings Group, Inc.

99.2	Amendment of October 16, 2014 to Lock-up Agreement, dated April 18, 2014, in favor of Liquid Holdings Group, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIQUID HOLDINGS GROUP, INC.
(Registrant)

	By:	/s/ Kenneth Shifrin
Kenneth Shifrin
Chief Financial Officer
Date: October 21, 2014

EXHIBIT INDEX

Exhibit No.	Description
99.1	Amended & Restated Consulting Agreement, dated as of October 16, 2014, between Ferdinand Trading LLC and Liquid Holdings Group, Inc.

99.2	Amendment of October 16, 2014 to Lock-up Agreement, dated April 18, 2014, in favor of Liquid Holdings Group, Inc.